                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                    TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(1)
                              (Amendment No. ____)*

                               VIRATA CORPORATION
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                    927646109
            --------------------------------------------------------
                                (CUSIP Number)

                                  Steven Moore
                            Vice President, Finance
                               Virata Corporation
                           2700 San Tomas Expressway
                             Santa Clara, CA 95051
                           Telephone: (408) 566-1000
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 October 1, 2001
            --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      ANDREW M. VOUGHT
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
 2.                                                                   (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                     [_]
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             422,954
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          422,954
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      422,954
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      GARY BLOOM
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e)                                          [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             40,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          40,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      40,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:                                 CHARLES COTTON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                                     (a) [_]
                                                                        (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:                                                      OO
 4.
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:                           UNITED
 6.                                                                   KINGDOM
------------------------------------------------------------------------------
                          SOLE VOTING POWER:                                 0
                     7.
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:                         653,756
   BENEFICIALLY      8.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:                            0
                     9.
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:                    653,756
       WITH          10.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:    653,756
11.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES**                                             [_]
12.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                 1.0%
13.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:                                             IN
14.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:                                      MARCO DE
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             BENEDETTI
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                                     (a) [_]
                                                                        (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:                                                      OO
 4.
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                             [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:                              ITALY
 6.
------------------------------------------------------------------------------
                          SOLE VOTING POWER:                                 0
                     7.
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:                          40,000
   BENEFICIALLY      8.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:                            0
                     9.
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:                     40,000
       WITH          10.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:     40,000
11.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12.   EXCLUDES CERTAIN SHARES**                                            [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                 0.1%
13.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:                                             IN
14.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      DR. HERMANN HAUSER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      AUSTRIA
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             479,190
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          479,190
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      479,190
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                 [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      PROFESSOR ANDREW HOPPER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e)                                          [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      UNITED KINGDOM
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             486,522
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          486,522
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      486,522
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                 [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      MARTIN K. JACKSON
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e) [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      UNITED KINGDOM
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.

     OWNED BY             164,804

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          164,804
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      164,804
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      PETER T. MORRIS
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:

 4.   OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                [_]
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:

 6.   UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.

     OWNED BY             11,667
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:

       WITH          10.  11,667
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      11,667
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      LESS THAN 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      PATRICK SAYER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                                   (a) [_]
                                                                      (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                     [_]
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      FRANCE
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             44,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          44,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11.   REPORTING PERSON:

      44,000(1)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------
(1) Patrick Sayer may be deemed to beneficially own 3,130,188 shares held by Eurazeo, of which Mr. Sayer is a Director. Mr. Sayer disclaims all beneficial ownership of the shares held by Eurazeo, and such shares are not covered by or subject to the Stockholders Agreement described in Item 4.

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON:                                      DEBAJYOTI PAL
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.  SOURCE OF FUNDS:

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                             [ ]
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------
                                                                   UNITED STATES
6.  CITIZENSHIP OR PLACE OF ORGANIZATION:

--------------------------------------------------------------------------------
                                                                         573,546
                           7.   SOLE VOTING POWER:
      NUMBER OF
                           -----------------------------------------------------
       SHARES              8.   SHARED VOTING POWER:                     450,000
    BENEFICIALLY
                           -----------------------------------------------------
    OWNED BY EACH          9.   SOLE DISPOSITIVE POWER:                  573,546
      REPORTING
                           -----------------------------------------------------
     PERSON WITH           10.  SHARED DISPOSITIVE POWER:                450,000

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                       1,023,546
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          1.6%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                IN
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      GIUSEPPE ZOCCO
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
 2.                                                                   (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                     [_]
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      ITALY
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             40,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          40,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      40,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                       [ ]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON:

 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      CLARIUM HOLDINGS
               LIMITED
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
 2.                                                                   (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4.
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                     [_]
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6.
      JERSEY, CHANNEL ISLANDS
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7.
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8.
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9.
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11.
      439,190
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12.                                                                       [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13.
      0.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14.
      CO
------------------------------------------------------------------------------

-------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                       PROVIDENCE
                                                                     INVESTMENT
                                                                COMPANY LIMITED
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------

3.   SEC USE ONLY

-------------------------------------------------------------------------------
                                                                             OO
4.   SOURCE OF FUNDS:

---------------------------------------------------------------------------- --

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

-------------------------------------------------------------------------------
                                                                        BRITISH
                                                                         VIRGIN
                                                                        ISLANDS
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

-------------------------------------------------------------------------------
                                                                              0
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          -----------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                  439,190

   BENEFICIALLY
                          -----------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                     0

     REPORTING
                          -----------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:             439,190

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        439,190
     REPORTING PERSON:
-------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                           [ ]
     EXCLUDES CERTAIN SHARES**
-------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                         0.7%
     (11):
-------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                               CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                  ABACUS TRUSTEES
                                                                       (JERSEY)
                                                                        LIMITED
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------

3.   SEC USE ONLY

-------------------------------------------------------------------------------
                                                                             OO
4.   SOURCE OF FUNDS:

-------------------------------------------------------------------------------

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

-------------------------------------------------------------------------------
                                                                JERSEY, CHANNEL
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:                              ISLANDS

-------------------------------------------------------------------------------
                                                                              0
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          -----------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                        0

   BENEFICIALLY
                          -----------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                     0

     REPORTING
                          -----------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:                   0

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        439,190
     REPORTING PERSON:
-------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                           [ ]
     EXCLUDES CERTAIN SHARES**
-------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                         0.7%
     (11):
-------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                               CO
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:

      OLIVETTI INTERNATIONAL S.A. HOLDING

 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      OO
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e)                                          [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      LUXEMBOURG
--------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8
     OWNED BY             2,629,478
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10
                          2,629,478
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      2,629,478
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      4.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      OLIVETTI S.p.A.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      OO
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e)                                          [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      LUXEMBOURG
--------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     7
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8
     OWNED BY             2,629,478
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          10
                          2,629,478
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11                                                                 2,629,478
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES**
12
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      4.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                      SUSAN S. TAI
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.   SOURCE OF FUNDS:

--------------------------------------------------------------------------------

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------
                                                                          UNITED
                                                                          STATES
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

--------------------------------------------------------------------------------
                                                                               0
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          ------------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                 1,385,626
   BENEFICIALLY
                          ------------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                      0
     REPORTING
                          ------------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:            1,385,626

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                       2,161,823
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          3.4%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                     DAVID Y. WONG

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.   SOURCE OF FUNDS:

--------------------------------------------------------------------------------

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------

6.   CITIZENSHIP OR PLACE OF ORGANIZATION:                                UNITED
                                                                          STATES

--------------------------------------------------------------------------------

                          7.      SOLE VOTING POWER:                           0
     NUMBER OF
                          ------------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                 1,561,823
   BENEFICIALLY
                          ------------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                      0
     REPORTING
                          ------------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:            1,561,823

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                       2,161,823
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          3.4%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                       THE GRANTOR
                                                                RETAINED ANNUITY
                                                                TRUST DATED JUNE
                                                           5,2000 (SUSAN S. TAI,
                                                                        TRUSTEE)
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.   SOURCE OF FUNDS:

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------
                                                                      CALIFORNIA
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

--------------------------------------------------------------------------------
                                                                               0
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          ------------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                   600,000
   BENEFICIALLY
                          ------------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                      0
     REPORTING
                          ------------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:              600,000

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         600,000
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          0.9%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                       THE GRANTOR
                                                                RETAINED ANNUITY
                                                                TRUST DATED JUNE
                                                               5, 2000 (DAVID Y.
                                                                  WONG, TRUSTEE)
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.   SOURCE OF FUNDS:

--------------------------------------------------------------------------------

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------
                                                                      CALIFORNIA
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

--------------------------------------------------------------------------------
                                                                               0
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          ------------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                   600,000
   BENEFICIALLY
                          ------------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                      0
     REPORTING
                          ------------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:              600,000

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         600,000
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          0.9%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON:                                 THE WONG-TAI 2000
                                                                     TRUST DATED
                                                              SEPTEMBER 14, 2000
                                                         (SUSAN S. TAI AND DAVID
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:       Y. WONG, TRUSTEES)
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)   [ ]
                                                                       (b)   [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------
                                                                              OO
4.   SOURCE OF FUNDS:

--------------------------------------------------------------------------------

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                         [ ]
     REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

--------------------------------------------------------------------------------
                                                                      CALIFORNIA
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

--------------------------------------------------------------------------------
                                                                         261,823
                          7.      SOLE VOTING POWER:
     NUMBER OF
                          ------------------------------------------------------
      SHARES              8.      SHARED VOTING POWER:                   523,803
   BENEFICIALLY
                          ------------------------------------------------------
   OWNED BY EACH          9.      SOLE DISPOSITIVE POWER:                261,823
     REPORTING
                          ------------------------------------------------------
    PERSON WITH           10.     SHARED DISPOSITIVE POWER:              523,803

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                         785,626
     REPORTING PERSON:
--------------------------------------------------------------------------------

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES**                                               [ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                          0.8%
     (11):
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:                                                OO
--------------------------------------------------------------------------------

     This Schedule 13D (the "Schedule 13D") is filed jointly by Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M. Vought, Giuseppe Zocco, Clarium Holdings Limited, Providence Investment Company Limited, Abacus Trustees (Jersey) Limited, Olivetti International S.A. Holding, Olivetti S.p.A., Susan S. Tai, David Y. Wong, The Grantor Retainer Annuity Trust dated June 5, 2000 (Susan S. Tai, Trustee), The Grantor Retained Annuity Trust dated June 5, 2000 (David Y. Wong, Trustee), and The Wong-Tai 2000 Trust dated September 14, 2000 with respect to the beneficial ownership of shares of common stock of Virata Corporation, a Delaware corporation (the "Issuer").

ITEM 1.     Security and Issuer.
            -------------------

            (a)      Name of Principal Executive Offices of Issuer:
                     ---------------------------------------------

                     Virata Corporation
                     2700 San Tomas Expressway
                     Santa Clara, CA 95051

            (b)      Title of Class of Equity Securities:
                     -----------------------------------

                     Common Stock, $0.001 par value ("Common Stock")

ITEM 2.     Identity and Background.
            -----------------------

            This Schedule 13D is being filed jointly by Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M. Vought, Giuseppe Zocco, Clarium Holdings Limited ("Clarium"), Providence Investment Company Limited ("Providence"), Abacus Trustees (Jersey) Limited ("Abacus"), Olivetti International S.A. Holding ("Olivetti International"), Olivetti S.p.A. ("Olivetti"), Susan S. Tai, David Y. Wong, The Grantor Retained Annuity Trust dated June 5, 2000 (Susan S. Tai, Trustee) (the "Tai Grantor Trust"), The Grantor Retained Annuity Trust dated June 5, 2000 (David Y. Wong, Trustee) (the "Wong Grantor Trust"), and The Wong-Tai 2000 Trust dated September 14, 2000 (the "Wong-Tai Trust") (each individually, a "Reporting Person" and collectively, the "Reporting Persons"). All of the Reporting Persons, except for Olivetti, Abacus, and Susan S. Tai, executed the Stockholders Agreement as described in Item 4, as registered and/or beneficial owners of Common Stock (the "Stockholders"). Olivetti directly owns 100% of the share capital of Olivetti International, Abacus is the beneficial owner of Clarium and Providence, and Susan S. Tai is trustee of the Tai Grantor Trust and co-trustee of the Wong-Tai Trust, and consequently Olivetti, Abacus and Ms. Tai may be deemed beneficial owners of Common Stock covered by this Statement. By signing this statement, each Reporting Person agrees that this statement is filed on its behalf.

            Gary Bloom, a United States citizen, is Chief Executive Officer of Veritas Software, a software company, whose principal address is 350 Ellis Street, Mountain View, California 94043.

            Charles Cotton, a citizen of the United Kingdom, is Chief Executive Officer of Virata Corporation, a provider of integrated software and communications processors for digital subscriber line (DSL) and other broadband applications, whose principal address is 2700 San Tomas Expressway, Santa Clara, California 95051.

            Marco De Benedetti, a citizen of Italy, is Chief Executive Officer of Telecom Italia Mobile S.p.A., a telecommunications company, whose principal address is Via Aurelia, 737 00165, Rome, Italy.

            Dr. Hermann Hauser, a citizen of Austria, is Director of Amadeus Capital Partners, a venture capital fund management company, whose principal address is 5 Shaftesbury Road, Cambridge, CB2 2BW, United Kingdom.

            Professor Andrew Hopper, a citizen of the United Kingdom, is Professor of Communications Engineering at University of Cambridge, an educational institution, whose principal address is Cambridge CB2 ITN, United Kingdom.

            Martin K. Jackson, a citizen of the United Kingdom, is Chief Technology Officer of Virata Corporation, a provider of integrated software and communications processors for digital subscriber line
            (DSL) and other broadband applications, whose principal address is 2700 San Tomas Expressway, Santa Clara, California 95051.

            Peter T. Morris, a United States citizen, is General Partner of New Enterprise Associates, a venture capital firm, whose principal address is 2490 Sand Hill Road, Menlo Park, California 94025.

            Debajyoti Pal, a United States citizen, is a Vice President of Virata Corporation, a provider of integrated software and communications processors for digital subscriber line (DSL) and other broadband applications, whose principal address is 2700 San Tomas Expressway, Santa Clara, California 95051.

            Patrick Sayer, a citizen of France, is Managing Director at Lazard Freres & Co. LLC, an investment bank, whose principal address is 30 Rockefeller Plaza, New York, New York 10020.

            Andrew M. Vought, a United States citizen, is Senior Vice President, Finance, Chief Financial Officer and Secretary of Virata Corporation, a provider of integrated software and communications processors for digital subscriber line (DSL) and other broadband applications, whose principal address is 2700 San Tomas Expressway, Santa Clara, California 95051.

            Giuseppe Zocco, a citizen of Italy, is General Partner at Index Ventures, a venture capital firm, whose principal address is 2, rue de Jargonnant, 1207 Geneva, Switzerland.

            Clarium Holdings Limited is a limited liability company organized in the Jersey, Channel Islands, whose principal address is La Motte Chambers, St. Helier, Jersey, Channel Islands, JE1 1BJ. Clarium is engaged in holding investments. Attached hereto as Appendix A is information required by this Item 2 with respect to the executive officers and directors of Clarium. All such individuals are British citizens.

            Providence Investment Company Limited is a limited liability company organized in the British Virgin Islands, whose principal address is La Motte Chambers, St. Helier, Jersey, Channel Islands, JE1 1BJ. Providence is engaged in holding investments. Attached hereto as Appendix B is information required by this Item 2 with respect to the executive officers and directors of Providence.
            All such individuals are British citizens.

            Abacus Financial Services Group Limited is a limited liability company organized in Jersey, Channel Islands, whose principal address is La Motte Chambers, St. Helier, Jersey, Channel Islands, JE1 1BJ. Abacus is engaged in the provision of financial and fiduciary services. Attached hereto as Appendix C is information required by this Item 2 with respect to the executive officers and directors of Abacus. All such individuals are British citizens. Abacus is the beneficial owner of Clarium and Providence and, as such, may be deemed to beneficially own shares of Common Stock held by Providence and/or Clarium.

            Olivetti International S.A. Holding is a corporation organized in Luxembourg, whose principal address is 125 Avenue du X Septembre, Luxembourg. Olivetti International is engaged in holding investments in subsidiaries and affiliated companies providing finance and guarantees to group affiliates and managing other investments and cash funds. Olivetti International is a wholly owned subsidiary of Olivetti. Attached hereto as Appendix D is information required by this Item 2 with respect to the executive officers and directors of Olivetti International.

            Olivetti S.p.A. is a limited liability company organized in Italy, whose principal address is Via Jervis, 77, 10015 Ivrea, Italy. Olivetti is a conglomerate operating through its affiliates and subsidiaries in the electronics, information technology and telecommunication fields. Attached hereto as Appendix E is information required by this Item 2 with respect to executive officers and directors of Olivetti. Olivetti directly owns 100% of the share capital of Olivetti International and, as such, may be deemed to beneficially own shares of Common Stock held by Olivetti International.

            Susan S. Tai, a United States citizen, is curator of the Santa Barbara Museum of Art, whose principal address is 1130 State Street, Santa Barbara, California 93101. Ms. Tai is trustee of the Tai Grantor Trust and co-trustee of the Wong-Tai Trust, and as such may be deemed to beneficially own shares of Common Stock held by such trusts.

            David Y. Wong, a United States citizen, is Vice President, Voice Software of Virata Corporation, a provider of integrated software and communications processors for digital subscriber line (DSL) and other broadband applications, whose principal address is 2700 San Tomas Expressway, Santa Clara, California 95051.

            Each of the Tai Grantor Trust, the Wong Grantor Trust, and the Wong-Tai Trust is a trust formed in California. Ms. Tai is trustee of the Tai Grantor Trust, Mr. Wong is trustee of the Wong Grantor Trust, and Ms. Tai and Mr. Wong are the co-trustees of the Wong-Tai Trust. As trustees of such trusts, Ms. Tai and/or Mr. Wong possess the power the vote shares of Common Stock held by such trusts and thus may be deemed the beneficial owner of shares of Common Stock held by such trusts.

            Except as reported below, during the last five years, none of the Reporting Persons represents that neither it, nor, to the best of its knowledge, its executive officers and directors (i) has been convicted in any criminal proceeding, or (ii) has been party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

            Olivetti was fined Lire 100 million by the Italian Treasury Ministry for Olivetti's delay of 24 hours in meeting its obligation to notify Consob (the Italian equivalent of the Securities and Exchange Commission) of the sale by it of 24,405,000 shares of Telecom Italia S.p.A. The Court of Appeal has upheld this decision and Olivetti is considering a further appeal. Mr. Antonio Tesone, as Chairman and legal representative of Olivetti, is jointly liable for such fine.

ITEM 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            The Stockholders may be deemed a group as a result of entering into the Stockholders Agreement (as described in Item 4), the terms of which are incorporated by reference herein. As a result, the Reporting Persons may be deemed to beneficially own an aggregate 8,197,740 shares of the Issuer's Common Stock. Each Reporting Person, including each Stockholder, expressly disclaims membership in a group by virtue of the Stockholders execution of the Stockholders Agreement. Each stockholder believes that its agreement with respect to its shares is solely with Globespan and Wine and not with any other Stockholder. Other than the shares of Issuer's Common Stock beneficially owned by each Reporting Person prior to execution of the Stockholders Agreement, no funds of Reporting Persons were used to purchase shares of the Issuer's Common Stock as described more fully in Item 4.

ITEM 4.     Purpose of the Transaction.
            --------------------------

            On October 1, 2001, the Issuer, Globespan, Inc., a Delaware corporation ("Globespan") and Wine Acquisition Corporation, a wholly-owned subsidiary of Globespan ("Wine"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, and subject to the terms and conditions set forth therein, Wine will be merged with and into the Issuer (the "Merger"), with the Issuer remaining as the surviving corporation and a wholly-owned subsidiary of Globespan. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, upon consummation of the Merger, each share of common stock of Issuer will be converted into the right to receive 1.02 shares of Common Stock of Globespan.

            Concurrently with execution of the Merger Agreement, Globespan, Wine and the Stockholders entered into a Stockholders Agreement (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, each Stockholder agreed that, from and after October 1, 2001 until the Expiration Date (as defined below), at any meeting of the stockholders of the Issuer, or in connection with any written consent of the stockholders of the Issuer, such Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause such Stockholders shares of Issuer's Common Stock beneficially owned by such Stockholder (except for certain shares beneficially owned by Debajyoti Pal, the Wong-Tai Trust, Susan S. Tai and David
            Y. Wong as described herein) ("Shares") (other than Shares subject to unexercised options) to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote (or cause to be voted) or act (or cause to be acted) by written consent with respect to all of such Stockholder's Shares (other than Shares subject to unexercised options) (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement, and any other action reasonably requested by Globespan in furtherance thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Issuer contained in the Merger Agreement or of such Stockholder contained in the Stockholders Agreement; and (c) against any Acquisition Proposal (as defined in the Merger Agreement) made by any person other than Globespan or any of its affiliates.

            Under the Stockholders Agreement, each Stockholder also agreed that it will not enter into any voting or similar agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to such Stockholder's Shares prior to the Expiration Date (other than a proxy or power of attorney to an officer of Issuer that may be exercised solely in accordance with the foregoing and except as otherwise provided in the Stockholders Agreement) or vote or give instructions in any manner inconsistent with any of the foregoing. Each Stockholder also agreed, during the period commencing on October 1, 2001 and ending on the Expiration Date, not to, and, if applicable, not to permit any of such Stockholder's affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the Issuer's stockholders would be inconsistent with or frustrate the purposes of the other covenants of such Stockholder pursuant to the foregoing. Under the Stockholders Agreement, each Stockholder granted to certain officers of Globespan an irrevocable proxy and attorney-in-fact to vote or act by written consent with respect to the Shares held by such Stockholder in accordance with the foregoing in respect of any matter specified in (a), (b) or (c) above.

            Under the Stockholders Agreement, each Stockholder agreed, until the earlier of the Expiration Date (as defined below) and the conclusion of the Virata Stockholders Meeting (as defined in the Merger Agreement) not to (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with Issuer or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, sale, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of such Stockholder's Shares or any interest in any of the foregoing, except to Globespan or Wine, (ii) grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement with respect to any of its Shares, or any interest in any of its Shares, except to Globespan or Wine, or (iii) take any action that would make any representation or warranty of such Stockholder contained in the Stockholders Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under the Stockholders Agreement.

            Under the Stockholders Agreement, each Stockholder further agreed, until the earlier of the Expiration Date and the conclusion of the Virata Stockholders Meeting, except (i) with respect to Globespan and its affiliates, and (ii) for actions taken by persons in their capacity as officers or directors of Issuer in accordance with
            Section 6.5(b) of the Merger Agreement, that such Stockholder shall not, and shall not permit any of its affiliates or, if applicable, any director, officer, employee, consultant, agent, advisor or representative of such Stockholder or any of such Stockholder's affiliates (the "Representatives") to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in the preceding paragraph or any Acquisition Proposal, or (ii) participate in any negotiations concerning, or provide to any other person any information or data relating to Issuer or any of its Subsidiaries (as defined in the Merger Agreement) for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in the preceding paragraph or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Each Stockholder agreed immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore by Stockholder with respect to any possible Acquisition Proposal, or any matter described in the preceding paragraph, and will take the necessary steps to inform such Stockholder's Representatives of the obligations undertaken by such Stockholder with respect to such Stockholder's Representatives as described herein.

            The Stockholders Agreement and the irrevocable proxies granted therein shall terminate upon the earliest of the following dates (the "Expiration Date"): (i) the date on which the Merger Agreement is terminated; (ii) the date on which Globespan terminates the Stockholders Agreement upon written notice to the Stockholders; or
            (iii) the Effective Time (as defined in the Merger Agreement).

            Of the 1,023,546 shares beneficially owned by Debajyoti Pal, 573,546 of such shares are not covered by and subject to the Stockholders Agreement. Of the 785,626 shares held by the Wong-Tai Trust, David Wong and Susan Tai co-trustees, 261,823 of such shares are not covered by and subject to the Stockholders Agreement

            The 3,130,188 shares of Common Stock that are held by Eurazeo of which Mr. Sayer expressly disclaims beneficial ownership are not covered by or subject to the Stockholders Agreement.

            References to and description of the Merger Agreement and the Stockholders Agreement as set forth herein are qualified in their entirety by reference to the copies of the Merger Agreement and the Stockholders Agreement, attached hereto as Exhibits 2 and 3, respectively, and are incorporated herein in their entirety where such references and descriptions appear.

ITEM 5.   Interest in Securities of the Issuer.
          ------------------------------------

          The information contained in Item 4 is incorporated herein by this reference.

          Gary Bloom:
          ----------
          (a)     Number of Shares Beneficially Owned:  40,000 shares

          This number represents options to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001.

                  Percent of Class:                     0.1% (based on the
                                                        number of outstanding
                                                        shares of Common Stock
                                                        of September 28, 2001)

          (b)     Sole Power to Vote, Direct the Vote   0 shares
                  of, or Dispose of Shares:


                  Shared Power to Vote, Direct the      40,000 shares
                  Vote of, or Dispose of Shares:

          Mr. Bloom may be deemed to have the shared power to vote (or direct the vote of) 40,000 shares of Common Stock with respect to the matters described in Item 4.

          (c)     Recent Transactions:                  See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Bloom during the preceding 60 days.

          (d)     Rights with Respect to Dividends or
                  Sales Proceeds:

          Mr. Bloom currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 40,000 shares of Common Stock covered by this Statement.

          (e)     Date of Cessation of Five Percent     N/A
                  Beneficial Ownership:

          Charles Cotton:
          --------------
          (a)     Number of Shares Beneficially Owned:  653,756 shares

          This number represents options to purchase 653,756 shares of Common Stock exercisable within 60 days of October 1, 2001.

                  Percent of Class:                     1.0% (based on the
                                                        number
                                                          of outstanding shares
                                                          of Common Stock of
                                                          September 28, 2001)

               (b)  Sole Power to Vote, Direct the Vote   0 shares
                    of, or Dispose of Shares:

                    Shared Power to Vote, Direct the Vote 653,756 shares of, or Dispose of Shares:

               Mr. Cotton may be deemed to have the shared power to vote (or direct the vote of) 653,756 shares of Common Stock with respect to the matters in Item 4.

               (c)  Recent Transactions:                  See Item 4.

               Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Cotton during the preceding 60 days.

               (d)  Rights with Respect to Dividends or
                    Sales Proceeds:

               Mr. Cotton currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 653,756 shares of Common Stock covered by this Statement.

               (e)  Date of Cessation of Five Percent     N/A
                    Beneficial Ownership:

               Marco De Benedetti:
               ------------------
               (a)  Number of Shares Beneficially Owned:  40,000 shares

               This number represents an option to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001. This number does not include the shares of Common Stock held by Olivetti International.

                    Percent of Class:                     0.1% (based on the
                                                          number of outstanding
                                                          shares of Common
                                                          Stock of September 28,
                                                          2001)

               (b)  Sole Power to Vote, Direct the Vote   0 shares
                    of, or Dispose of Shares:

                    Shared Power to Vote, Direct the Vote 40,000 shares of, or Dispose of Shares:

               Mr. De Benedetti may be deemed to have the shared power to vote (or direct the vote of) 40,000 shares of Common Stock with respect to the matters set forth in Item 4.

               (c)  Recent Transactions:                See Item 4.

               Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. De Benedetti during the preceding 60 days.

               (d)  Rights with Respect to Dividends or
                    Sales Proceeds:

               Mr. De Benedetti currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 40,000 shares of Common Stock covered by this Statement.

               (e)  Date of Cessation of Five Percent   N/A
                    Beneficial Ownership:

       Dr. Hermann Hauser:
       ------------------
       (a)         Number of Shares Beneficially Owned:      479,190 shares

       This number includes an option to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001. In addition, Dr. Hauser may be deemed to beneficially own 439,190 shares of Common Stock owned by Providence. The beneficial owner of Providence is Abacus, as trustee of the Providence Trust. Dr. Hauser may be a discretionary beneficiary of the Providence Trust.

                   Percent of Class:                         0.7% (based on
                                                             the number of
                                                             outstanding
                                                             shares of Common
                                                             Stock of September
                                                             28, 2001)

     (b)         Sole Power to Vote, Direct the Vote of, or  0 shares
                 Dispose of Shares:

                 Shared Power to Vote, Direct the Vote of,   40,000 shares
                 or Dispose of Shares:

     Dr. Hauser may be deemed to have the shared power to vote (or direct the vote of) 40,000 shares of Common Stock with respect to the matters set forth in Item 4.

     (c)         Recent Transactions:                        See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Dr. Hauser during the preceding 60 days.

     (d)         Rights with Respect to Dividends or Sales
                 Proceeds:

     Dr. Hauser currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 40,000 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent           N/A
                 Beneficial Ownership:

     Professor Andrew Hopper:
     -----------------------
     (a)         Number of Shares Beneficially Owned:        486,522 shares

     This number includes an option to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001.

                 Percent of Class:                           0.8% (based on the
                                                             number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

     (b)         Sole Power to Vote, Direct the Vote of,     0 shares
                 or Dispose of Shares:

                 Shared Power to Vote, Direct the Vote of,   486,522 shares
                 or Dispose of Shares:

     Professor Hopper may be deemed to have the shared power to vote (or direct the vote of) 486,522 shares of Common Stock with respect to the matters set forth in Item 4.

     (c)         Recent Transactions:                        See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Professor Hopper during the preceding 60 days.

     (d)         Rights with Respect to Dividends or
                 Sales Proceeds:

     Professor Hopper currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 486,522 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent       N/A
                  Beneficial Ownership:

     Martin K. Jackson:
     -----------------
     (a)         Number of Shares Beneficially Owned:    164,804 shares

     This number represents options to purchase 164,804 shares of Common Stock exercisable within 60 days of October 1, 2001.

                 Percent of Class:                       0.3% (based on the
                                                         number of outstanding
                                                         shares of Common Stock
                                                         of September 28, 2001)

     (b)         Sole Power to Vote, Direct the Vote     0 shares
                 of or Dispose of Shares:

                 Shared Power to Vote, Direct the Vote   164,804 shares
                 of, or Dispose of Shares:

     Mr. Jackson may be deemed to have the shared power to vote (or direct the vote of) 164,804 shares of Common Stock with respect to the matters set forth in Item 4.

     (c)         Recent Transactions:                    See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Jackson during the preceding 60 days.

     (d)         Rights with Respect to Dividends or
                 Sales Proceeds:

     Mr. Jackson currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 164,804 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent       N/A
                 Beneficial Ownership:

     Peter T. Morris:
     ---------------
     (a)         Number of Shares Beneficially Owned:      11,667 shares

     This number represents options to purchase 11,667 shares of Common Stock exercisable within 60 days of October 1, 2001.

                 Percent of Class:                         Less than 0.1% (based
                                                           on the number of
                                                           outstanding shares of
                                                           Common Stock of
                                                           September 28, 2001)

     (b)         Sole Power to Vote, Direct the Vote
                 of, or Dispose of Shares:                 0 shares

                 Shared Power to Vote, Direct the Vote
                 of, or  Dispose of Shares:                11,667 shares

     Mr. Morris may be deemed to have the shared power to vote (or direct the vote of) 11,667 shares of Common Stock with respect to the matters set forth in Item 4.

     (c)         Recent Transactions:                      See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Morris during the preceding 60 days.

     (d)         Rights with Respect to Dividends or
                 Sales Proceeds:

     Mr. Morris currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 11,667 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent           N/A
                 Beneficial Ownership:

     Debajyoti Pal:
     (a)         Number of Shares Beneficially Owned:        1,023,546 shares

     This number includes (i) options to purchase 4,167 shares of Common Stock exercisable within 60 days of October 1, 2001, and (ii) restricted shares, all of such restricted shares except for 84,876 shares will vest within 60 days of October 1.

                 Percent of Class:                           1.6% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

     (b)         Sole Power to Vote, Direct the Vote of,     573,546 shares
                 or Dispose of Shares:

     This number represents shares not covered by or subject to the Stockholders Agreement.

                 Shared Power to Vote, Direct the Vote of,   450,000 shares
                 or Dispose of Shares:

     Mr. Pal may be deemed to have the shared power to vote (or direct the vote of) 450,000 shares of Common Stock with respect to the matters described in
     Item 4.

     (c)         Recent Transactions:                        See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Providence or, to the best of its knowledge, any of the persons listed in Appendix B hereto, during the preceding 60 days.

     (d)         Rights with Respect to Dividends or Sales
                 Proceeds:

     Mr. Pal currently has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 1,023,546 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent           N/A
                 Beneficial Ownership:


     Patrick Sayer:
     -------------
     (a)         Number of Shares Beneficially Owned:        3,174,188 shares

     This number includes an option to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001. In addition, Mr. Sayer may be deemed to beneficially own 3,130,188 shares of Common Stock held by Eurazeo, of which Mr. Sayer is a Director. Mr. Sayer disclaims all beneficial ownership of the shares held by Eurazeo, and such shares are not covered by or subject to the Stockholders Agreement.

                 Percent of Class:                           4.9% (based on the
                                                             number of
                                                             outstanding shares
                                                             of Common Stock
                                                             of September 28,
                                                             2001)

     (b)         Sole Power to Vote, Direct the Vote         0 shares
                 of, or  Dispose of Shares:

                 Shared Power to Vote, Direct the Vote       44,000 shares
                 of, or Dispose of Shares:

     Mr. Sayer may be deemed to have the shared power to vote (or direct the vote of) 44,000 shares of Common Stock with respect to the matters set forth in Item 4.

     (c)         Recent Transactions:                        See Item 4.

     Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Sayer during the preceding 60 days.

     (d)         Rights with Respect to Dividends or Sales
                 Proceeds:

     Mr. Sayer currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 44,000 shares of Common Stock covered by this Statement.

     (e)         Date of Cessation of Five Percent           N/A

               Beneficial Ownership:

          Andrew M. Vought:
          ----------------

          (a)  Number of Shares Beneficially Owned:     422,954 shares

          This number includes options to purchase 214,353 shares of Common Stock exercisable within 60 days of October 1, 2001.

               Percent of Class:                        0.7% (based on the
                                                        number of outstanding
                                                        shares of Common Stock
                                                        of September 28, 2001)

          (b) Sole Power to Vote, Direct the Vote of, 0 shares or Dispose of Shares:

               Shared Power to Vote, Direct the Vote    422,954 shares
               of, or Dispose of Shares:

          Mr. Vought may be deemed to have the shared power to vote (or direct the vote of) 422,954 shares of Common Stock with respect to the matters set forth in Item 4.

          (c)  Recent Transactions:                     See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Vought during the preceding 60 days.

          (d)  Rights with Respect to Dividends or
               Sales Proceeds:

          Mr. Vought currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 422,954 shares of Common Stock covered by this Statement.

          (e)  Date of Cessation of Five Percent        N/A
               Beneficial Ownership:

          Giuseppe Zocco:
          --------------

          (a)  Number of Shares Beneficially Owned:     40,000 shares

          This number represents an option to purchase 40,000 shares of Common Stock exercisable within 60 days of October 1, 2001.

               Percent of Class:                        0.1% (based on the
                                                        number of outstanding
                                                         shares of Common Stock
                                                         of September 28, 2001)

               (b)  Sole Power to Vote, Direct the       0 shares
                    Vote of, or Dispose of Shares:

                    Shared Power to Vote, Direct the     40,000 shares
                    Vote of, or Dispose of Shares:

               Mr. Zocco may be deemed to have the shared power to vote (or direct the vote of) 40,000 shares of Common Stock with respect to the matters set forth in Item 4.

               (c)  Recent Transactions:                 See Item 4.

               Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Zocco during the preceding 60 days.

               (d)  Rights with Respect to Dividends or
                    Sales Proceeds:

               Mr. Zocco currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 40,000 shares of Common Stock covered by this Statement.

               (e)  Date of Cessation of Five Percent    N/A
                    Beneficial Ownership:

               Clarium Holdings Limited:
               ------------------------

               (a)  Number of Shares Beneficially Owned: 439,190 shares

               Providence is the registered holder of 439,190 shares of Common Stock. Providence holds these shares as nominee for Clarium and thus Clarium may be deemed a beneficial owner of such shares. Clarium does not directly hold any shares of Common Stock.

                    Percent of Class:                    0.7% (based on the
                                                         number of outstanding
                                                         shares of Common Stock
                                                         of September 28, 2001)

               (b) Sole Power to Vote, Direct the Vote 0 shares of, or Dispose of Shares:

                    Shared Power to Vote, Direct the     0 shares
                    Vote of, or Dispose of Shares:

               (c)  Recent Transactions:                 See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Clarium or, to the best of its knowledge, any of the persons listed in Appendix A hereto, during the preceding 60 days.

          (d)  Rights with Respect to Dividends or
               Sales Proceeds:

          Clarium currently does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any shares of Common Stock covered by this Statement.

          (e)  Date of Cessation of Five Percent          N/A
               Beneficial Ownership:

          Providence Investment Company Limited:
          -------------------------------------

          (a)  Number of Shares Beneficially Owned:       439,190 shares

          Providence Investment Company Limited is the registered holder of 439,190 shares of Common Stock. Providence holds these shares as nominee for Clarium.

               Percent of Class:                          0.7% (based on the
                                                          number of outstanding
                                                          shares of Common Stock
                                                          of September 28, 2001)

          (b)  Sole Power to Vote, Direct the Vote of,    0 shares
               or Dispose of Shares:

               Shared Power to Vote, Direct the Vote of, 439,190 shares or Dispose of Shares:

          Providence may be deemed to have the shared power to vote (or direct the vote of) 439,190 shares of Common Stock with respect to the matters described in Item 4.

          (c)  Recent Transactions:                       See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Providence or, to the best of its knowledge, any of the persons listed in Appendix B hereto, during the preceding 60 days.

          (d)  Rights with Respect to Dividends or
               Sales Proceeds:

          Providence currently has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 439,190 shares of Common Stock covered by this Statement.

          (e)  Date of Cessation of Five Percent          N/A
               Beneficial Ownership:

          Abacus Trustees (Jersey) Limited:
          --------------------------------

          (a)  Number of Shares Beneficially Owned:       439,190 shares

          Abacus Trustees (Jersey) Limited is the beneficial owner of Providence and Clarium. Because Providence is the registered holder of 439,190 shares of Common Stock, Abacus may be deemed to beneficially own such shares. Abacus does not directly hold any shares of Common Stock.

               Percent of Class:                          0.7% (based on the
                                                          number of outstanding
                                                          shares of Common Stock
                                                          of September 28, 2001)

          (b)  Sole Power to Vote, Direct the Vote of,    0 shares
               or Dispose of Shares:

               Shared Power to Vote, Direct the Vote of, 0 shares or Dispose of Shares:

          (c)  Recent Transactions:                       See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Abacus or, to the best of its knowledge, any of the persons listed in Appendix C hereto, during the preceding 60 days.

          (d)  Rights with Respect to Dividends or
               Sales Proceeds:

          Abacus currently does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any shares of Common Stock covered by this Statement.

          (e)  Date of Cessation of Five Percent          N/A
               Beneficial Ownership:

          Olivetti International S.A. Holding:
          -----------------------------------

          (a)  Number of Shares Beneficially Owned:       2,629,478 shares

               Percent of Class:                          4.1% (based on the
                                                          number of outstanding
                                                          shares of Common Stock
                                                          of September 28, 2001)

          (b)  Sole Power to Vote, Direct the Vote of,    0 shares
               or Dispose of Shares:

               Shared Power to Vote, Direct the Vote of, 2,629,478 shares or Dispose of Shares:

          Olivetti International may be deemed to have the shared power to vote (or direct the vote of) 2,629,478 shares of Common Stock with respect to the matters set forth in Item 4.

          (c)  Recent Transactions:                       See Item 4.

          In addition to the transaction described in Item 4 hereof, the table below sets forth sales of the shares of Common Stock by Olivetti International during the last 60 days:

          Olivetti International sold 491,400 shares of Common Stock of Virata Corporation during the past 60 days in brokerage transactions in New York. These sales were effected as follows:

          Date                    No. of Shares     Price Per Share
          ----                    -------------     ---------------
          August 2, 2001             100,000            $13.2505
          August 3, 2001               5,000              $13.35
          August 6, 2001              15,000             $13.305
          August 21, 2001              2,400            $10.5658
          August 22, 2001            200,000             $10.697
          August 23, 2001            100,000             $11.204
          September 5, 2001           69,000            $11.0138

          Otherwise, no transactions in the shares of Common Stock were effected by Olivetti International or, to the best of its knowledge, any of the persons listed in Appendix D hereto, during the preceding 60 days.

          (d)  Rights with Respect to Dividends or
               Sales Proceeds:

          Olivetti International currently has the sole right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 2,629,478 shares of Common Stock covered by this Statement.

          (e)         Date of Cessation of Five Percent       N/A
                      Beneficial Ownership:

          Olivetti S.p.A.:
          ---------------
          (a)         Number of Shares Beneficially Owned: 2,629,478 shares

          Olivetti may be deemed to beneficially own 2,629,478 shares which are held by its wholly owned subsidiary, Olivetti International. Olivetti does not directly hold any shares of Common Stock.

                      Percent of Class:                      4.1%(based on the
                                                             number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

          (b)         Sole Power to Vote, Direct the Vote    0 shares
                      of, or Dispose of Shares:

                      Shared Power to Vote, Direct the Vote 2,629,478 shares of, or Dispose of Shares:



          (c)         Recent Transactions:                   See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Olivetti or, to the best of its knowledge, any of the persons listed in Appendix E hereto during the preceding 60 days.

          (d)         Rights with Respect to Dividends or
                      Sales Proceeds:

          Olivetti currently does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any shares of Common Stock covered by this Statement.

          (e)         Date of Cessation of Five Percent      N/A
                      Beneficial Ownership:

          Susan S. Tai:
          ------------
          (a)         Number of Shares Beneficially Owned:   2,161,823 shares

          Ms. Tai may be deemed the beneficial owner of (i) 600,000 shares of Common Stock held by the Tai Grantor Trust and (ii) 785,626 shares of Common Stock held by the Wong-Tai Trust. As trustee of such trusts, Ms. Tai possesses the power to vote shares held by such trusts and thus may be deemed beneficial owner of such shares. In addition, Ms. Tai may be deemed to beneficially own an additional 776,197 shares owned by her husband, Mr. Wong.

                      Percent of Class:                      3.4% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

          (b)         Sole Power to Vote, Direct the Vote    0 shares
                      of, or Dispose of Shares:


                      Shared Power to Vote, Direct the Vote 1,385,626 shares of, or Dispose of Shares:

          Ms. Tai may be deemed to have the shared power to vote (or direct the vote of) 1,385,626 shares of Common Stock with respect to the matters described in Item 4.

          (c)         Recent Transactions:                   See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Ms. Tai during the preceding 60 days.

          (d)         Rights with Respect to Dividends or
                      Sales Proceeds:

          Ms. Tai has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 1,385,626 shares of Common Stock covered by this Statement. Such power is shared with Mr. Wong with respect to shares held by the Wong-Tai Trust.

          (e)          Date of Cessation of Five Percent     N/A
                       Beneficial Ownership:

          David Y. Wong:
          -------------
          (a)          Number of Shares Beneficially Owned:  2,161,823 shares

          Mr. Wong may be deemed the beneficial owner of (i) 600,000 shares of Common Stock held by the Wong Grantor Trust and (ii) 785,626 shares of Common Stock held by the Wong-Tai Trust. As trustee of such trusts, Mr. Wong possesses the power to vote shares held by such trusts and thus may be deemed beneficial owner of such shares. In addition, Mr. Wong acts as securityholder agent for 176,197 shares for which Mr. Wong possesses voting power and thus may be deemed beneficial owner of such shares. Also, Mr. Wong may be deemed to beneficially own an additional 600,000 shares beneficially owned by his wife, Ms. Tai.

                       Percent of Class:                     3.4% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

          (b)          Sole Power to Vote, Direct the Vote   0 shares
                       of, or Dispose of Shares:

                       Shared Power to Vote, Direct the      1,561,823 shares
                       Vote of, or Dispose of Shares:

          Mr. Wong may be deemed to have the shared power to vote (or direct the vote of) 1,561,823 shares of Common Stock with respect to the matters described in Item 4.

          (c)          Recent Transactions:                  See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by Mr. Wong during the preceding 60 days.

          (d)          Rights with Respect to Dividends or
                       Sales Proceeds:

          Mr. Wong has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 1,561,823 shares of Common Stock covered by this Statement. Such power is shared with Ms. Tai with respect to shares held by the Wong-Tai Trust.

          (e)          Date of Cessation of Five Percent     N/A
                       Beneficial Ownership:

          The Grantor Retained Annuity Trust Dated June 5, 2000 (Susan S. Tai,
          --------------------------------------------------------------------
          Trustee):
          --------

          (a)         Number of Shares Beneficially Owned:   600,000 shares

                      Percent of Class:                      0.9% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

          (b)         Sole Power to Vote, Direct the Vote    0 shares
                      of, or Dispose of Shares:

                      Shared Power to Vote, Direct the Vote 600,000 shares of, or Dispose of Shares:

          The Tai Grantor Trust may be deemed to have the shared power to vote (or direct the vote of) 600,000 shares of Common Stock with respect to the matters described in Item 4.

          (c)         Recent Transactions:                   See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by the Tai Grantor Trust during the preceding 60 days.

          (d)         Rights with Respect to Dividends
                      or Sales Proceeds:

          Ms. Tai has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 600,000 shares of Common Stock covered by this Statement.

          (e)         Date of Cessation of Five Percent      N/A
                      Beneficial Ownership:

          The Grantor Retained Annuity Trust Dated June 5, 2000 (David Y. Wong,
          ---------------------------------------------------------------------
          Trustee):
          --------

          (a)         Number of Shares Beneficially Owned:   600,000 shares

                      Percent of Class:                      0.9% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock
                                                             September 28, 2001)

          (b)         Sole Power to Vote, Direct the Vote    0 shares
                      of, or Dispose of Shares:

                      Shared Power to Vote, Direct the Vote 600,000 shares of, or Dispose of Shares:

          Mr. Wong may be deemed to have the shared power to vote (or direct the vote of) 600,000 shares of Common Stock with respect to the matters described in Item 4.

          (c)         Recent Transactions:                    See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by the Wong Grantor Trust during the preceding 60 days.

          (d)         Rights with Respect to Dividends or
                      Sales Proceeds:

          Mr. Wong has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 600,000 shares of Common Stock covered by this Statement.

          (e)         Date of Cessation of Five Percent      N/A
                      Beneficial Ownership:

          The Wong-Tai 2000 Trust Dated September 14, 2000:
          ------------------------------------------------

          (a)         Number of Shares Beneficially Owned:   785,626 shares

                      Percent of Class:                      1.2% (based on
                                                             the number of
                                                             outstanding shares
                                                             of Common Stock of
                                                             September 28, 2001)

          (b)         Sole Power to Vote, Direct the Vote    261,823 shares
                      of, or Dispose of Shares:

          This number represents shares that are not covered by or subject to the Stockholders Agreement.

                      Shared Power to Vote, Direct the Vote 523,803 shares of, or Dispose of Shares:

          The Wong-Tai Trust may be deemed to have the shared power to vote (or direct the vote of) 523,803 shares of Common Stock with respect to the matters described in Item 4.

          (c)         Recent Transactions:                   See Item 4.

          Except as described in Item 4 hereof, no transactions in the shares of Common Stock were effected by the Wong-Tai Trust during the preceding 60 days.

          (d)         Rights with Respect to Dividends or
                      Sales Proceeds:

          Ms. Tai and Mr. Wong share the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, 785,626 shares of Common Stock covered by this Statement.

          (e)         Date of Cessation of Five Percent      N/A
                      Beneficial Ownership:

ITEM 6.   Contracts, Arrangements, Understandings or Relationships with Respect
          ---------------------------------------------------------------------
          to Securities of the Issuer.
          ---------------------------

          The information contained in Item 4 is incorporated herein by this reference.

          The information with respect to the Stockholders Agreement is incorporated by reference herein. Except as disclosed in or contemplated by the Stockholders Agreement, there are no contracts, understandings or relationships between any Reporting Person and any third person with respect to Issuer's Common Stock.

ITEM 7.   Material to be Filed as Exhibits.
          --------------------------------

          Exhibit 1 Joint Filing Agreement among Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M. Vought, Giuseppe Zocco, Clarium Holdings Limited, Providence Investment Company Limited, Abacus Trustees (Jersey) Limited, Olivetti International S.A. Holding, Olivetti S.p.A., Susan S. Tai, David Y. Wong, The Grantor Retained Annuity Trust dated June 5, 2000 (Susan S. Tai, Trustee), The
                      Grantor Retained Annuity Trust dated June 5, 2000
                      (David Y. Wong, Trustee), and The Wong-Tai 2000 Trust dated September 14, 2000.

          Exhibit 2 Agreement and Plan of Merger, dated as of October 1, 2001, by and among Globespan, Inc., Wine Acquisition Corp., and Virata Corporation.

          Exhibit 3 Stockholders Agreement dated as of October 1, 2001 among Globespan, Inc., Wine Acquisition Corp., and Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Daniel Karr, Arthur Miller, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M. Vought, Giuseppe Zocco, Clarium Holdings Limited, Providence Investment Company Limited, Olivetti International S.A. Holding, David Y. Wong, The Grantor Retained Annuity Trust dated June 5, 2000 (Susan
                      S. Tai, Trustee), The Grantor Retained Annuity Trust dated June 5, 2000 (David Y. Wong, Trustee), and The Wong-Tai 2000 Trust dated September 14, 2000.

          Exhibit 4   Power of Attorney.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Gary Bloom
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Charles Cotton
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Marco De Benedetti
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Dr. Hermann Hauser
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Professor Andrew Hopper
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Martin K. Jackson
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Peter T. Morris
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Debajyoti Pal
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Patrick Sayer
                                            *
Dated as of October 11, 2001.         _____________________________________
                                       Andrew M. Vought

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Giuseppe Zocco

                                       Clarium Holdings Limited

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name:
                                       Title:

                                       Providence Investment Company Limited

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name:
                                       Title:

                                       Abacus Trustees (Jersey) Limited

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name:
                                       Title:

                                       Olivetti International S.A. Holding

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name:
                                       Title:

                                       Olivetti S.p.A.

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name:
                                       Title:

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Susan S. Tai

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       David Y. Wong

                                       The Grantor Retained Annuity
                                       Trust dated June 5, 2000

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name: Susan S. Tai
                                       Title: Trustee

                                       The Grantor Retained Annuity
                                       Trust as of June 5, 2000

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name: David Y. Wong
                                       Title: Trustee


                                       The Wong-Tai Trust 2000
                                       dated September 14, 2000

                                            *
Dated as of October 11, 2001.          _____________________________________
                                       Name: Susan S. Tai
                                       Title: Trustee

                                            *
                                       ______________________________________
                                       Name: David Y. Wong
                                       Title: Trustee

Dated as of October 11, 2001.          /s/ Steven Moore
                                       ______________________________________
                                       Name:   Steven Moore
                                       Title:  Attorney-in-Fact

*Steven Moore, by signing his name hereto, does sign this document on behalf of the persons noted above, pursuant to a power of attorney duly executed by such persons and attached as Exhibit 4 hereto.

                                   APPENDIX A
                                   ----------

                    CLARIUM EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of all executive officers and directors of Clarium Holdings Limited and certain other information with respect to each executive officer and director.

Name:                             Niall MacGregor Ritchie

Business Address:                 La Motte Chambers, St. Helier, Jersey Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal                   Abacus Financial Services Group Limited, a
business and address of           financial services company, La Motte Chambers,
corporation or other              St. Helier, Jersey, Channel Islands JE1 1BJ
organization in which
employment is conducted:

Name:                             Stephen Romeril

Business Address:                 La Motte Chambers, St. Helier, Jersey, Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal                   Abacus Financial Services Group Limited, a
business and address of           financial services company, La Motte Chambers,
corporation or other              St. Helier, Jersey, Channel Islands JE1 1BJ
organization in which
employment is
conducted:

Name:                             John McBrearty

Business Address:                 La Motte Chambers, St. Helier, Jersey, Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal                   Abacus Financial Services Group Limited, a
business and address of           financial services company, La Motte Chambers,
corporation or other              St. Helier, Jersey, Channel Islands JE1 1BJ
organization in which
employment is
conducted:

                                   APPENDIX B

                   PROVIDENCE EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of all executive officers and directors of Providence Investment Company Limited and certain other information with respect to each executive officer and director.

Name:                             Niall MacGregor Ritchie

Business Address:                 La Motte Chambers, St. Helier, Jersey Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal business and      Abacus Financial Services Group Limited, a
address of corporation or other   financial services company, La Motte Chambers,
organization in which             St. Helier, Jersey, Channel Islands JE1 1BJ
employment is conducted:


Name:                             Stephen Romeril

Business Address:                 La Motte Chambers, St. Helier, Jersey, Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal business and      Abacus Financial Services Group Limited, a
address of corporation or other   financial services company, La Motte Chambers,
organization in which             St. Helier, Jersey, Channel Islands JE1 1BJ
employment is conducted:


Name:                             Allan John Bougeard

Business Address:                 La Motte Chambers, St. Helier, Jersey, Channel
                                  Islands JE1 1BJ

Principal Occupation:             Professional trustee and director

Name, principal business and      Abacus Financial Services Group Limited, a
address of corporation or other   financial services company, La Motte Chambers,
organization in which             St. Helier, Jersey, Channel Islands JE1 1BJ
employment is conducted:

                                   APPENDIX C

                     ABACUS EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of executive officers and directors of Abacus Trustees (Jersey) Limited and certain other information with respect to each executive officer and director. Each individual (i) has a business address of La Motte Chambers, St. Helier, Jersey Channel Islands JE1 1BJ, United Kingdom, (ii) has a principal occupation of Professional trustee and director, and (iii) is a British citizen. In addition, the name, principal business, and address of the corporation in which employment is conducted is Abacus Financial Services Group Limited, a financial services company, La Motte Chambers, St. Helier, Jersey, Channel Islands JE1 1BJ.


Name:                             Allan John Bougeard

Name:                             Charles Richard Blampied

Name:                             David Anthony Brookland

Name:                             Neil Jesse Crocker

Name:                             Francis Dearie

Name:                             Joseph Jerome John Donohoe

Name:                             Michael David de figueiredo

Name:                             Geoffrey William Fisher

Name:                             Philip Edward Giddings

Name:                             Helen Margaret Hunter

Name:                             David Charles Jeffreys

Name:                             Elizabeth Mary Le Poidevin

Name:                             Philip James Jackman Le Vesconte

Name:                             John McBrearty

Name:                             Geraldine Mary O'Rourke

Name:                             Niall MacGregor Ritchie

Name:                             Stephen Romeril

Name:                             Wayne Tallowin

Name:                             Andrew John Richard Turner

Name:                             Philippa Karen Wagstaff

Name:                             Christine Jane Whitfield

Name:                             Jeffrey Francis Wilkes-Green

Name:                             Richard Henry Wilson

Name:                             William Thomas Wilson

                                   APPENDIX D
                                   ----------

             OLIVETTI INTERNATIONAL EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of all executive officers and directors of Olivetti International S.A. Holding and certain other information with respect to each executive officer and director.

Name:                        Antonio Tesone

Business Address:            Via Jervis 77, 10015 Ivrea, Italy

Principal Occupation:        Chairman

Name, principal              Olivetti S.p.A., conglomerate with subsidiaries and
business and address         affiliates in electronics,  information technology
of corporation or other      and telecommunications, Via Jervis 77, 10015 Ivrea,
organization in which        Italy
employment is conducted:

Citizenship:                 Italy

Name:                        Luciano La Noce

Business Address:            Via Jervis 77, 10015 Ivrea, Italy

Principal Occupation:        Director of Corporate Finance

Name, principal              Olivetti S.p.A., conglomerate with subsidiaries and
business and address of      affiliates in electronics, information technology
corporation or other         and telecommunications, Via Jervis 77, 10015 Ivrea,
organization in which        Italy
employment is conducted:

Citizenship:                 Italy

Name:                        Dirk Van Reeth

Business Address:            50 JF Kennedy, L 2951 Luxembourg

Principal Occupation:        Head of Trust Department

Name, principal              Banque General du Luxembourg, 50 JF Kennedy, L 2951
business and address of           Luxembourg
corporation or other
organization in which
employment is conducted:

Citizenship:                      Belgium

Name:                             Edward Bruin

Business Address:                 50 JF Kennedy, L 2951 Luxembourg

Principal Occupation:             Head of Fiscal Affairs

Name, principal                   Banque General du Luxembourg, 50 JF Kennedy,
business and address of           L 2951 Luxembourg
corporation or other
organization in which
employment is conducted:

Citizenship:                      Netherlands

                                   APPENDIX E
                                   ----------

                    OLIVETTI EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of all executive officers and directors of Olivetti S.p.A. and certain other information with respect to each executive officer and director. Each executive officer and director (i) has a business address of Olivetti S.p.A. at Via Jervis 77, 10015 Ivrea, Italy, and (ii) is a citizen of Italy. In addition, the name, principal business and address of the corporation in which employment is conducted for each officer and director is Olivetti S.p.A., conglomerate with subsidiaries and affiliates in electronics, information technology and telecommunications, Via Jervis 77, 10015 Ivrea, Italy.

Name:                             Enrico Bondi
Principal Occupation:             CEO

Name:                             Antonio Tesone
Principal Occupation:             Chairman

Name:                             Cesare Geronzi
Principal Occupation:             Director

Name:                             Bruno Lamborghini
Principal Occupation:             Director

Name:                             Luciano Marinelli
Principal Occupation:             Director

Name:                             Ivano Sacchetti
Principal Occupation:             Director

Name:                             Piera Rosiello
Principal Occupation:             Director and Secretary of the Board

Name:                             Pier Luigi Fabrizi
Principal Occupation:             Director

Name:                             Emilio Grutti
Principal Occupation:             Director

Name:                             Ettore Lonati
Principal Occupation:             Director

Name:                             Luigi Lucchini
Principal Occupation:             Director

Name:                             Dino Marchiorello

Principal Occupation:             Director

Name:                             Davio Trevisan
Principal Occupation:             Director

Name:                             Gordon M.W. Owen
Principal Occupation:             Director

Name:                             Corrado Ariaudo
Principal Occupation:             General Manager

Name:                             Luciano La Noce
Principal Occupation:             Director of Corporate Finance

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.         Document
-----------         --------

Exhibit 1 Joint Filing Agreement among Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M.Vought, Giuseppe Zocco, Clarium Holdings Limited, Providence Investment Company Limited, Abacus Trustees (Jersey) Limited, Olivetti International S.A. Holding Olivetti S.p.A., Susan S. Tai, David Y. Wong, The Grantor Retained Annuity Trust dated June 5, 2000 (Susan S. Tai, Trustee), The Grantor Retained Annuity Trust dated June 5, 2000 (David Y. Wong, Trustee), and The Wong-Tai 2000 Trust dated September 14, 2000.

Exhibit 2 Agreement and Plan of Merger dated as of October 1, 2001 by and among Globespan, Inc., Wine Acquisition Corp. and Virata Corporation.

Exhibit 3 Stockholders Agreement dated as of October 1, 2001 among Globespan, Inc., Wine Acquisition Corp., and Gary Bloom, Charles Cotton, Marco De Benedetti, Dr. Hermann Hauser, Professor Andrew Hopper, Martin K. Jackson, Peter T. Morris, Debajyoti Pal, Patrick Sayer, Andrew M. Vought, Giuseppe Zocco, Clarium Holdings Limited, Providence Investment Company Limited, Abacus Trustees (Jersey) Limited, Olivetti International S.A. Holding, David Y. Wong, The Grantor Retained Annuity Trust dated June 5, 2000 (Susan S. Tai, Trustee), The Grantor Retained Annuity Trust dated June 5, 2000 (David Y. Wong, Trustee), and The Wong-Tai 2000 Trust dated September 14, 2000.

Exhibit 4           Power of Attorney